CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact: Heather J. Wietzel

(513) 870-2768

Media Contact: Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Corporation Declares Regular Quarterly Cash Dividend

CINCINNATI, May 27, 2005 -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the executive committee of its board of directors has declared a 30½ cents per share regular quarterly cash dividend payable July 15, 2005, to shareholders of record on June 24, 2005. The cash dividend will be paid on the greater number of shares outstanding following the distribution of a 5 percent stock dividend on April 26, 2005. In January 2005, in addition to the 5 percent stock dividend, the board increased the regular quarterly cash dividend 10.9 percent, the 45th consecutive increase in the indicated annual cash dividend.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU commented, “By maintaining the cash dividend at the increased level on the higher number of shares, the board has rewarded shareholders with a 15 percent increase in the indicated annual payout for 2005. This recognizes the company's achievement of excellent results in recent periods and its strong outlook. As Mergent noted in its Spring 2005 Dividend Achievers, Cincinnati Financial Corporation is ranked No. 11 among the companies with the longest records of consecutive dividend increases.”

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

6200 S. Gilmore Road, Fairfield, Ohio  45014-5141